                                                                   EXHIBIT 99.2

                        HISTORICAL FINANCIAL STATEMENTS
                   OF DKBERT ASSOC. AND GUY SALMON USA, LTD.
                               AND SUBSIDIARIES

                                                                         Page
                                                                         ----

DKBERT ASSOC.
        Independent Auditors' Report................................      F-2
        Balance Sheets as of December 31, 1995 and 1994.............      F-3
        Statements of Income for the Years Ended
           December 31, 1995, 1994 and 1993.........................      F-4
        Statements of Partners' Capital for the
           Years Ended December 31, 1995, 1994 and 1993.............      F-5
        Statements of Cash Flows for the Years
           Ended December 31, 1995, 1994 and 1993...................      F-6
        Notes to Financial Statements...............................      F-7

GUY SALMON USA, LTD. AND SUBSIDIARIES
        Independent Auditors' Report................................      F-13
        Consolidated Balance Sheets as of
           December 31, 1995 and 1994...............................      F-14
        Consolidated Statements of Operations for the
           Years Ending December 31, 1995, 1994 and 1993............      F-15
        Consolidated Statements of Partners' Capital
           (Deficiency) for the Years Ending
           December 31, 1995, 1994 and 1993.........................      F-16
        Consolidated Statements of Cash Flows for the
           Years Ended December 31, 1995, 1994 and 1993.............      F-17
        Notes to Consolidated Financial Statements..................      F-18

                          INDEPENDENT AUDITORS' REPORT

The Partners
DKBERT Assoc.:

     We have audited the accompanying balance sheets of DKBERT Assoc. as of December 31, 1995 and 1994, and the related statements of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Substantially all the Partnership's properties have been leased to Alamo Rent-A-Car, Inc., a company with common ownership. The Partnership is economically dependent on Alamo Rent-A-Car, Inc. for rental income sufficient to service its indebtedness.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DKBERT Assoc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.




                                                        KPMG Peat Marwick LLP



Fort Lauderdale, Florida
March 8, 1996, except as to the
third paragraph of Note 12, which is
as of November 26, 1996

                                 DKBERT ASSOC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                             1995       1994
                                                                           --------   --------
                                            ASSETS
Cash and cash equivalents................................................  $     79   $    466
Investments, at cost.....................................................       507      3,263
Due from affiliates......................................................       680         --
Interest and other receivables...........................................       211        188
Properties, at cost:
  Rental properties......................................................   156,285    149,269
  Other properties.......................................................     6,856      6,856
                                                                           --------   --------
                                                                            163,141    156,125
  Less accumulated depreciation..........................................   (28,352)   (24,610)
                                                                           --------   --------
          Properties, net................................................   134,789    131,515
                                                                           --------   --------
Investment in direct financing lease with affiliate......................        --      3,308
Other assets.............................................................     2,683      2,241
                                                                           --------   --------
                                                                           $138,949   $140,981
                                                                           ========   ========
                              LIABILITIES AND PARTNERS' CAPITAL
Mortgages payable........................................................  $109,128   $ 80,547
Mortgages and unsecured loans and notes payable to affiliate.............     8,815     36,332
Due to affiliate.........................................................     3,938      2,537
Accounts payable and accrued expenses....................................     3,271      2,303
Lease deposits...........................................................     1,928      3,313
                                                                           --------   --------
          Total liabilities..............................................   127,080    125,032
                                                                           --------   --------
Partners' capital........................................................    11,869     15,949
                                                                           --------   --------
Commitments and contingencies............................................
                                                                           --------   --------
                                                                           $138,949   $140,981
                                                                           ========   ========

                See accompanying notes to financial statements.

                                 DKBERT ASSOC.

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                     1995      1994      1993
                                                                    -------   -------   -------
Revenues:
  Rental income from affiliate....................................  $15,234   $17,696   $17,939
  Property management fees from affiliates........................      680     2,400     2,400
  Rental income from others.......................................      590       631       564
  Interest income.................................................      149       404       426
                                                                    -------   -------   -------
                                                                     16,653    21,131    21,329
                                                                    -------   -------   -------
Expenses:
  Interest, net of amounts capitalized of $808, $994 and $223 in
     1995, 1994 and 1993, respectively............................   10,207    10,406    11,714
  Depreciation....................................................    3,780     3,601     3,701
  General and administrative......................................      757     3,082     2,932
  Real estate taxes...............................................    1,750     1,757     1,601
  Rent............................................................       77       161       238
                                                                    -------   -------   -------
                                                                     16,571    19,007    20,186
                                                                    -------   -------   -------
          Net income..............................................  $    82   $ 2,124   $ 1,143
                                                                    =======   =======   =======

                See accompanying notes to financial statements.

                                 DKBERT ASSOC.

                        STATEMENTS OF PARTNERS' CAPITAL
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)

Balance at December 31, 1992.......................................................  $15,285
  Distributions....................................................................   (1,138)
  Net income.......................................................................    1,143
                                                                                     -------
Balance at December 31, 1993.......................................................   15,290
  Distributions....................................................................   (1,465)
  Net income.......................................................................    2,124
                                                                                     -------
Balance at December 31, 1994.......................................................   15,949
  Distributions....................................................................   (1,986)
  Distribution due to cancellation of direct financing lease with affiliate........   (2,176)
  Net income.......................................................................       82
                                                                                     -------
Balance at December 31, 1995.......................................................  $11,869
                                                                                     =======

                See accompanying notes to financial statements.

                                 DKBERT ASSOC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                   1995       1994       1993
                                                                 --------   --------   --------
Cash flows from operating activities:
  Cash received from rentals and management fees...............  $ 15,908   $ 21,507   $ 21,568
  Cash paid to vendors and employees...........................    (1,983)    (7,138)    (5,225)
  Interest received............................................       149        405        426
  Interest paid (net of interest capitalized)..................    (9,682)    (9,392)   (11,113)
                                                                 --------   --------   --------
          Net cash provided by operating activities............     4,392      5,382      5,656
                                                                 --------   --------   --------
Cash flows from investing activities:
  Sale of investments, net.....................................     2,756        356         98
  Capital expenditures.........................................    (6,453)    (3,962)   (12,222)
  Proceeds from sale of properties.............................       418      1,845         --
  Deposits made on properties..................................        --       (440)      (128)
                                                                 --------   --------   --------
          Net cash used in investing activities................    (3,279)    (2,201)   (12,252)
                                                                 --------   --------   --------
Cash flows from financing activities:
  Principal payments on non-affiliate mortgages payable........   (24,809)    (6,010)   (10,271)
  Proceeds from non-affiliate mortgages payable................    52,812         --         --
  Borrowings from affiliate....................................     4,118      4,780     17,224
  Payments to affiliate........................................   (31,635)      (210)      (191)
  Distributions to partners....................................    (1,986)    (1,465)    (1,138)
                                                                 --------   --------   --------
          Net cash (used in) provided by financing
            activities.........................................    (1,500)    (2,905)     5,624
                                                                 --------   --------   --------
Net increase (decrease) in cash and cash equivalents...........      (387)       276       (972)
Cash and cash equivalents at beginning of year.................       466        190      1,162
                                                                 --------   --------   --------
Cash and cash equivalents at end of year.......................  $     79   $    466   $    190
                                                                 ========   ========   ========
Reconciliation of net income to net cash provided by operating activities:
  Net income...................................................  $     82   $  2,124   $  1,143
  Depreciation.................................................     3,780      3,601      3,701
  Amortization.................................................       147         77         77
  Loss (gain) on sale of properties............................      (145)       104        164
  Cash flows from operating activities affecting assets and
     liabilities:
     Due from affiliates.......................................      (680)        --         --
     Interest and other receivables............................       (24)       542        450
     Investment in direct financing lease with affiliate.......       108        239        215
     Deposits and other assets.................................       140         41        (43)
     Accounts payable and accrued expenses.....................       968     (1,187)      (596)
     Due to affiliate..........................................     1,401        194        620
     Lease deposits............................................    (1,385)      (353)       (75)
                                                                 --------   --------   --------
          Net cash provided by operating activities............  $  4,392   $  5,382   $  5,656
                                                                 ========   ========   ========

     Supplemental schedule of noncash investing and financing activities (in thousands):

      In 1995, the Partnership canceled its direct financing lease with affiliate which resulted in a $2,176 distribution, an addition to rental properties of $1,017, and the elimination of the investment in direct financing lease of $3,193.

      In 1994, the Partnership sold real property in exchange for $440 of trade credits.

                See accompanying notes to financial statements.

                                 DKBERT ASSOC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) OPERATIONS

     DKBERT Assoc. (the Partnership), a Florida partnership, owns and leases real property. The majority of the Partnership's property is leased to Alamo Rent A Car, Inc. (Alamo), an affiliated company which has guaranteed a substantial portion of the Partnership's indebtedness. The Partnership is economically dependent on Alamo for rental income sufficient to service its indebtedness.

     The Partnership is affiliated with the following entities as a result of common ownership and control: (i) Alamo, which conducts car rental operations in the United States; (ii) Guy Salmon USA, Ltd. (GUSA Ltd.), a partnership which conducts car rental operations in Europe; (iii) Alamo Rent-A-Car (Belgium), Inc., which conducts car rental operations in Belgium; (iv) Alamo Rent-A-Car (Canada), Inc., which conducts car rental operations in Canada; (v) Green Corn, Inc., which is an entity with limited assets; (vi) Guy Salmon (USA), Inc., which through its subsidiaries conducts car rental operations in certain European countries; (vii) Territory Blue, Inc., which is a management company which contracts with certain employees of Alamo and offers management services to certain other entities; and (viii) Tower Advertising Group, Inc., which provides advertising services to Alamo.

(B) CASH EQUIVALENTS AND INVESTMENTS

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, unless the investments are legally or contractually restricted for longer than three months. Investments are classified as held-to-maturity securities and are recorded at amortized cost and accrued interest, adjusted for the amortization or accretion of premiums or discounts.

(C) PROPERTIES

     Properties are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the respective assets using the straight-line method.

(D) OTHER ASSETS

     Other assets include goodwill (in thousands) of $1,534 at December 31, 1995 and 1994. Accumulated amortization of goodwill (in thousands) was $767 and $690 at December 31, 1995 and 1994, respectively. Goodwill is amortized on a straight-line basis over a period of twenty years. The Company evaluates the recoverability of intangible assets as well as the amortization periods to determine whether an adjustment to the carrying value is appropriate. The primary indicators of recoverability are the associated current and forecasted operating cash flows.

(E) DEBT ISSUE COSTS

     Debt issue costs, including financing, legal and appraisal fees, are amortized to interest expense using the interest method over the terms of the related debt agreements. Unamortized debt issue costs (in thousands) totaled $1,128 and $421 at December 31, 1995 and 1994, respectively.

(F) REVENUE RECOGNITION

     Rental income is recognized on a straight-line basis over the term of the respective leases.

                                 DKBERT ASSOC.

(G) INCOME TAXES

     Each partner is individually responsible for reporting his share of Federal taxable Partnership income or loss. Accordingly, no provision for Federal taxes is reflected in the financial statements. A provision for state income taxes is made where applicable.

(H) CONCENTRATIONS OF CREDIT

     The Partnership places its cash and investments with high credit quality financial institutions and maintains balances, at times, in excess of federally insured limits.

(I) USE OF ESTIMATES

     Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(J) NEW ACCOUNTING STANDARD

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which became effective for fiscal years beginning after December 15, 1995. This standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. The Partnership believes that adoption of this standard will not have a material impact on the financial condition or operating results of the Partnership.

(K) RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 financial statements to conform to the presentation used in 1995.

(2)  INVESTMENTS

     Investments primarily represent lease deposits from Alamo and have a maturity of three months or less. Investments consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                            -------------
                                                                            1995    1994
                                                                            ----   ------
    Money market..........................................................  $507   $   --
    Commercial paper......................................................    --    1,813
    U.S. Treasury Bills...................................................    --    1,450
                                                                            ----   ------
                                                                            $507   $3,263
                                                                            ====   ======

                                 DKBERT ASSOC.

(3)  PROPERTIES

     Properties consist of the following (in thousands):

                                                           DECEMBER 31,
                                                        -------------------      ESTIMATED
                                                          1995       1994       USEFUL LIVES
                                                        --------   --------   ----------------
    Land and improvements.............................  $102,375   $102,188          --
    Buildings and improvements........................    57,705     49,345    15 to 20 years
    Equipment and furniture...........................     2,808      2,689    5 to 10 years
    Construction in progress..........................       253      1,903          --
                                                        --------   --------
                                                         163,141    156,125
    Less accumulated depreciation.....................   (28,352)   (24,610)
                                                        --------   --------
                                                        $134,789   $131,515
                                                        ========   ========

     Substantially all properties are assigned as security for mortgage loans.

     The Partnership has an option to acquire additional real property in Fort Lauderdale for $800,000 through January 1999. In addition, the Partnership entered into a purchase agreement for the purchase of real property (in thousands) of $2,079 which was subsequently purchased in January 1996.

(4)  LEASES

     The Partnership leases property primarily to Alamo under various operating leases. Certain leases contain two-year renewal options at fair market rentals, exercisable at Alamo's discretion. Alamo provides or reimburses the Partnership for insurance, property taxes, repairs and other operating expenses. Alamo has indemnified the Partnership for any losses incurred in connection with the storage or use of hazardous or toxic materials upon the premises.

     In July 1995, the Partnership canceled its direct financing lease with Alamo and simultaneously entered into an operating lease for the applicable property. The transaction resulted in a non-cash distribution (in thousands) of $2,176, an addition to rental properties of $1,017, and elimination of the investment in direct financing lease of $3,193.

     The Partnership provides consulting services to Alamo and affiliated entities relating to management of existing rental properties and acquisition of future rental properties. The fees were based on stipulated fixed amounts.

     The Partnership earned interest income (in thousands) of $143 and $386 for the year ended December 31, 1995 and 1994, respectively, related to its direct financing lease with Alamo.

     Minimum future cash receipts under noncancelable operating leases at December 31, 1995 are as follows (in thousands):

    YEAR ENDING DECEMBER 31:
              1996.............................................................  $12,535
              1997.............................................................      498
              1998.............................................................      498
              1999.............................................................      498
              2000.............................................................      498
              Thereafter.......................................................    1,120
                                                                                 --------
                        Total minimum future cash receipts.....................  $15,647
                                                                                 ========

                                 DKBERT ASSOC.

(5)  MORTGAGES PAYABLE

     Mortgages payable to non-affiliates secured by real property, consist of the following (in thousands):

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                              1995      1994
                                                                            --------   -------
Mortgages payable to GMAC and predecessor agreements with interest at
  9.193%; payable in monthly installments, due July 2005; guaranteed by
  Alamo...................................................................  $107,840   $69,335
Mortgage payable to bank with interest at  3/4% over prime; due December
  2000; guaranteed by Alamo...............................................       934     1,136
Other mortgages payable...................................................       354    10,076
                                                                            --------   --------
                                                                            $109,128   $80,547
                                                                            ========   ========

     The Partnership has only limited involvement with derivative financial instruments and does not use them for trading purposes. In July 1994, to manage interest rate fluctuations, the Partnership entered into an agreement for a notional amount equal to the outstanding principal balance of the mortgages payable to GMAC resulting in variable interest rates based on the commercial paper rate. This agreement was terminated in June 1995.

     Certain of the mortgages payable to nonaffiliates contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to equity ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments.

     The effective interest rate on mortgages to non-affiliates was 9.03%, 9.73% and 10.74% at December 31, 1995, 1994 and 1993, respectively.

     Mortgages and unsecured loans and notes payable to affiliate consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                          ----------------
                                                                           1995     1994
                                                                          ------   -------
    Mortgages payable with interest at 10%; secured by real property;
      payable in monthly installments ranging from $8,000 to $17,000 including interest; due at various dates from August 2003 to March
      2006..............................................................  $3,013   $ 3,919
    Unsecured loans and notes payable with interest at prime-based
      formulas, due on demand...........................................   5,802    32,413
                                                                          ------   -------
                                                                          $8,815   $36,332
                                                                          ======   =======

     The aggregate maturities of mortgages payable and mortgages and unsecured loans and notes payable to affiliate, at December 31, 1995, are as follows (in thousands):

    YEAR ENDING DECEMBER 31:
              1996............................................................  $  8,817
              1997............................................................     2,903
              1998............................................................     3,123
              1999............................................................     3,330
              2000............................................................     3,641
              Thereafter......................................................    96,129
                                                                                --------
                                                                                $117,943
                                                                                ========

                                 DKBERT ASSOC.

(6)  PROFIT SHARING AND RETIREMENT PLAN

     Prior to 1995, the Partnership participated in a defined contribution retirement plan sponsored by Alamo. Employees were eligible to participate in the plan after twelve months of service. Certain employee contributions were matched by the Partnership and additional amounts were contributed to the plan at the discretion of the Partners. Effective January 1, 1995, the employees of the Partnership became employees of Alamo.

(7)  RELATED PARTY TRANSACTIONS

     The Partnership leases a majority of its rental properties to Alamo and has business transactions with other entities whose ownership and management is the same as the Partnership and with other entities in which partners have ownership interests.

     The following table summarizes related party account balances and business transactions, other than those balances and transactions with Alamo which have been separately disclosed elsewhere, as of and for the years ended December 31, 1995, 1994, and 1993, respectively:

                                                                    1995     1994     1993
                                                                   ------   ------   ------
                                                                        (IN THOUSANDS)
    Other receivables............................................  $    8   $   10   $   18
                                                                   ======   ======   ======
    Accounts payable.............................................  $   13   $   28   $   35
                                                                   ======   ======   ======
    Deposits and other assets....................................  $1,883   $3,270   $3,264
                                                                   ======   ======   ======
    Interest expense.............................................  $2,140   $3,187   $2,283
                                                                   ======   ======   ======
    Rent expense.................................................  $   --   $   78   $  137
                                                                   ======   ======   ======
    Legal and consulting expense.................................  $  431   $  525   $  394
                                                                   ======   ======   ======
    General and administrative...................................  $   54   $   54   $   54
                                                                   ======   ======   ======

(8)  INCOME TAXES

     The Partnership uses accelerated depreciation methods for reporting taxable income or losses which are passed through to the partners. If the Partnership should convert to a regular corporation, additional state and Federal deferred income taxes attributable to accumulated temporary differences at the time of conversion would be recorded as a deferred tax liability with a corresponding reduction in net income. The Federal and state tax effect of such accumulated temporary differences at December 31, 1995, 1994 and 1993 was approximately $2.2, $2.9 million and $2.2 million, respectively. Assuming conversion to a regular corporation, this amount would be payable in future years as the net accumulated temporary differences reverse.

     As a matter of policy, the Partnership declares capital distributions to allow payments for the Partners' income taxes on Partnership earnings.

                                 DKBERT ASSOC.

(9)  QUARTERLY DATA (UNAUDITED)

                                                                            QUARTERS
                                                                ---------------------------------
                                                                FIRST    SECOND   THIRD    FOURTH
                                                                ------   ------   ------   ------
                                                                         (IN THOUSANDS)
Revenue:
  1995........................................................  $4,381   $4,281   $3,736   $4,255
  1994........................................................  $5,632   $5,642   $5,193   $4,664
Net income (loss):
  1995........................................................  $  214   $  342   $ (489)  $   15
  1994........................................................  $  594   $  678   $  817   $   35

(10)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, accounts payable, accrued expenses, due from affiliates, due to affiliate and lease deposits approximate fair value because of the short maturity of these instruments. The estimated fair value of the mortgages payable to GMAC at December 31, 1995 and 1994 was (in thousands) $109,000 and $70,000, respectively. Estimated fair values were estimated by discounting expected cash flows at the rates currently offered to the Partnership for debt of similar terms and remaining maturities.

     Fair value estimates are made at a specific point in time, based on the relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

(11)  COMMITMENTS AND CONTINGENCIES

     In connection with a lease agreement entered into by Alamo, the Partnership has guaranteed a portion of the lessor's mortgage loan. The guarantee totaled $19.7 million as of December 31, 1995.

(12)  SUBSEQUENT EVENTS

     On February 12, 1996, the Partnership, along with Alamo and certain other affiliates, completed their offering of $100 million of 11 3/4% Senior Notes due 2006 ("Senior Notes") on Form S-1 with the Securities and Exchange Commission. Semi-annual interest payments are due January 31 and July 31 of each year commencing July 31, 1996. The Senior Notes are unsecured joint and several obligations of the Partnership and these affiliates.

     The Partnership and certain of its affiliates entered into management agreements with Rising Moon, an entity controlled by the majority shareholder of Alamo. Commencing January 1, 1996, Rising Moon will provide strategic market planning, executive resource management, oversight and steering, legal consulting and certain other services to the Partnership. In consideration for these services, the Partnership and certain of its affiliates will pay a base amount of $6 million in 1996 (which amount will be increased annually 5%), and a payment of 13.4% of combined Net Profit Before Taxes, as defined, subject to certain adjustments. The agreements will terminate on June 30, 2006, subject to one-year renewals, and upon certain other events.

     On November 25, 1996, the Partnership and certain affiliated entities entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $625 million and will be accounted for under the pooling of interests method of accounting. On November 26, 1996, the Partnership, along with Alamo and certain other affiliates announced a tender offer for all outstanding $100 million Senior Notes due January 31, 2006.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Guy Salmon USA, Ltd. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Guy Salmon USA, Ltd. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guy Salmon USA, Ltd. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.




                                                        KPMG Peat Marwick LLP



Fort Lauderdale, Florida
March 8, 1996, except as to the
second paragraph of Note 10,
which is as of April 19, 1996 and
the second paragraph of Note 13,
which is as of November 26, 1996

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                             1995       1994
                                                                           --------   --------
                                            ASSETS
Cash and cash equivalents................................................  $  3,777   $  6,400
Receivables:
  Trade, less allowance for doubtful accounts of $3,692 and $1,941 in
     1995 and 1994, respectively.........................................    24,770     22,107
  Vehicle................................................................    15,494      3,777
  Notes, mortgages and other due from affiliates.........................     7,128        112
  Other..................................................................       480     10,278
                                                                           --------   --------
                                                                             47,872     36,274
                                                                           --------   --------
Revenue earning vehicles, net............................................   145,541    100,759
Property and equipment, net..............................................     4,487      4,180
Other assets.............................................................    19,458     19,764
                                                                           --------   --------
                                                                           $221,135   $167,377
                                                                           ========   ========
                        LIABILITIES AND PARTNERS' CAPITAL (DEFICIENCY)
Notes payable and lines of credit secured by revenue earning vehicles....  $193,936   $106,463
Notes payable to affiliates..............................................     4,827      6,886
Accounts payable to affiliates...........................................     1,931      4,874
Estimated auto liability claims..........................................     2,079        208
Accounts payable.........................................................    23,467     23,737
Other debt...............................................................    19,438     22,778
Accrued expenses.........................................................     1,183      9,644
Customer deposits........................................................       808          5
                                                                           --------   --------
          Total liabilities..............................................   247,669    174,595
                                                                           --------   --------
Minority interest........................................................       119        772
Partners' capital (deficiency):
  Partners' capital (deficiency).........................................   (29,326)   (10,849)
  Translation adjustment.................................................     2,673      2,859
                                                                           --------   --------
          Total partners' capital (deficiency)...........................   (26,653)    (7,990)
                                                                           --------   --------
Commitments and contingencies............................................
                                                                           --------   --------
                                                                           $221,135   $167,377
                                                                           ========   ========

          See accompanying notes to consolidated financial statements.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                     1995      1994      1993
                                                                   --------   -------   -------
Revenue:
  Vehicle rentals................................................  $131,304   $72,547   $54,586
  Interest.......................................................     1,486       278        18
  Other revenue..................................................     2,720     3,911     4,412
                                                                   --------   -------   -------
                                                                    135,510    76,736    59,016
                                                                   --------   -------   -------
Costs and expenses:
  Vehicle depreciation...........................................    28,445    10,258     4,461
  Vehicle interest...............................................     9,738     5,157     5,612
  Vehicle leases.................................................     8,188     5,274     1,937
  Selling, general and administrative............................   106,205    55,026    43,146
  Other interest.................................................     1,881       432       439
  Minority interest in net loss of consolidated subsidiary.......      (470)       --        --
                                                                   --------   -------   -------
                                                                    153,987    76,147    55,595
                                                                   --------   -------   -------
          Net income (loss)......................................  $(18,477)  $   589   $ 3,421
                                                                   ========   =======   =======

          See accompanying notes to consolidated financial statements.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIENCY)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                PARTNERS'   TRANSLATION
                                                                 CAPITAL     ADJUSTMENT     TOTAL
                                                                ---------   ------------   --------
Balance at December 31, 1992..................................  $ (15,732)     $3,015      $(12,717)
  Contributions...............................................        281          --           281
  Net income..................................................      3,421          --         3,421
  Translation adjustment......................................         --         173           173
                                                                 --------      ------      --------
Balance at December 31, 1993..................................    (12,030)      3,188        (8,842)
  Contributions...............................................        592          --           592
  Net income..................................................        589          --           589
  Translation adjustment......................................         --        (329)         (329)
                                                                 --------      ------      --------
Balance at December 31, 1994..................................    (10,849)      2,859        (7,990)
  Net loss....................................................    (18,477)         --       (18,477)
  Translation adjustment......................................         --        (186)         (186)
                                                                 --------      ------      --------
Balance at December 31, 1995..................................  $ (29,326)     $2,673      $(26,653)
                                                                 ========      ======      ========

          See accompanying notes to consolidated financial statements.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                     ---------------------------------
                                                                                       1995        1994        1993
                                                                                     ---------   ---------   ---------
Cash flows from operating activities:
  Cash received from customers.....................................................  $ 141,041   $  73,290   $  57,992
  Cash paid to vendors and employees...............................................   (118,621)    (54,177)    (47,383)
  Interest received................................................................        158         278          18
  Interest paid....................................................................     (9,976)     (5,268)     (5,803)
                                                                                     ---------   ---------   ---------
        Net cash provided by operating activities..................................     12,602      14,123       4,824
                                                                                     ---------   ---------   ---------
Cash flows from investing activities:
  Cash received from sale of revenue earning vehicles..............................    209,926     138,436     135,300
  Cash paid to suppliers of revenue earning vehicles...............................   (295,511)   (183,737)   (149,785)
  Capital expenditures.............................................................     (1,199)     (1,540)       (387)
  Proceeds from sale of property and equipment.....................................         --          91         584
  Payment for business acquired, net of cash received..............................         --      (4,683)         --
  Collections from affiliate.......................................................      1,606       2,104       2,698
                                                                                     ---------   ---------   ---------
        Net cash used in investing activities......................................    (85,178)    (49,329)    (11,590)
                                                                                     ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from revenue earning vehicle financing..................................    291,335     175,589     152,892
  Principal payments on revenue earning vehicle financing..........................   (212,688)   (141,246)   (152,953)
  Proceeds from other debt.........................................................      1,834       9,599       6,991
  Principal payments on other debt.................................................     (3,553)         --          --
  Capital contributions............................................................         --         592         281
  Contributions from minority interest.............................................         --         772          --
  Payments to affiliate............................................................     (7,051)     (1,791)     (1,947)
                                                                                     ---------   ---------   ---------
        Net cash provided by financing activities..................................     69,877      43,515       5,264
                                                                                     ---------   ---------   ---------
Effect of exchange rate changes on cash............................................         76      (2,339)        476
                                                                                     ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents...............................     (2,623)      5,970      (1,026)
Cash and cash equivalents at beginning of year.....................................      6,400         430       1,456
                                                                                     ---------   ---------   ---------
Cash and cash equivalents at end of year...........................................  $   3,777   $   6,400   $     430
                                                                                     =========   =========   =========
Reconciliation of net income (loss) to net cash provided by operating activities:
  Net income (loss)................................................................  $ (18,477)  $     589   $   3,421
  Vehicle depreciation.............................................................     28,446      10,258       4,461
  Property and equipment depreciation and amortization.............................        862         901         898
  Gain on sale of property and equipment...........................................         --         (54)        (52)
  Amortization of intangible assets................................................      1,122         112         112
  Minority interest in net loss of subsidiary......................................       (470)         --          --
  Other............................................................................         --         144          24
  Bad debt expense.................................................................      1,805         383         282
  Cash flows from operating activities affecting assets and liabilities:
    Receivables....................................................................      6,099      (3,416)     (1,051)
    Other assets...................................................................      1,630      (2,379)        257
    Estimated auto liability claims................................................      1,887          --          --
    Accounts payable...............................................................     (8,417)      3,757      (2,603)
    Accrued expenses...............................................................     (2,701)      3,828        (925)
    Customer deposits..............................................................        816          --          --
                                                                                     ---------   ---------   ---------
        Net cash provided by operating activities..................................  $  12,602   $  14,123   $   4,824
                                                                                     =========   =========   =========
Supplemental schedule of noncash investing and financing activities:
  In December 1994, the Company purchased approximately 75% of the outstanding capital stock of Dose and Peters, GmbH for approximately $8.9 million (see notes 10 and 13). In conjunction with the acquisition, liabilities were assumed as follows:
    Fair value of assets acquired..................................................  $ (30,556)
    Costs in excess of net assets of company acquired..............................    (13,779)
    Liabilities assumed............................................................     39,652
                                                                                     ---------
        Cash paid, net of cash received............................................  $  (4,683)
                                                                                     =========

          See accompanying notes to consolidated financial statements.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Guy Salmon USA, Ltd. ("GUSA Ltd." or the "Company") and its subsidiaries. GUSA Ltd. is a Florida limited partnership and the holding company for certain European car rental affiliates of Alamo Rent-A-Car, Inc. (Alamo). The subsidiaries of GUSA Ltd. and their respective periods of inclusion in these consolidated financial statements are (i) Alamo Rent-A-Car (UK) Limited (acquired in 1990) which conducts the Company's operations in the United Kingdom; (ii) Alamo Rent-A-Car, AG, Zurich (organized in November 1992) which conducts the Company's Swiss operations; (iii) Dose and Peters, GmbH (acquired on December 31, 1994) which conducts the Company's German operations; (iv) Alamo Rent-A-Car (Vienna) GmbH (organized in April 1995) which conducts the Company's Austrian operations; and (v) Alamo Rent-A-Car GmbH, (organized in February 1994) which also conducted the Company's German operations. On September 1, 1995, Alamo Rent-A-Car GmbH's operations were merged into Dose and Peters, GmbH. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

     The Company is economically dependent on Alamo for administrative support and working capital required to supplement its cash flow needs and provide interim funding for capital expenditures.

     GUSA Ltd. is also affiliated with the following entities as a result of common ownership and control: (i) Alamo, which conducts car rental operations in the United States; (ii) DKBERT Assoc. (DKBERT), a company from which Alamo leases rental locations; (iii) Alamo Rent-A-Car (Belgium), Inc., which conducts car rental operations in Belgium; (iv) Alamo Rent-A-Car (Canada), Inc., which conducts car rental operations in Canada; (v) Green Corn, Inc., which is an entity with limited assets; (vi) Guy Salmon (USA), Inc., which through its subsidiaries conducts car rental operations in certain European countries; (vii) Territory Blue, Inc., which is a management company that contracts with certain employees of Alamo and offers management services to certain other entities; and
(viii) Tower Advertising Group, Inc., which provides Alamo with advertising services.

(B) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, unless the investments are legally or contractually restricted for longer than three months.

(C) REVENUE EARNING VEHICLES AND DEPRECIATION

     Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from 4 to 8 months. Depreciation expense also includes those costs relating to losses from damaged and wrecked vehicles, and gains and losses on vehicle sales in the ordinary course of business.

(D) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the respective assets using the straight-line method.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

(E) DEBT ISSUE COSTS

     Debt issuance and origination fees and costs are amortized to interest expense over the terms of the related debt agreements.

(F) OTHER ASSETS

     Other assets include goodwill (in thousands) of $16,957 and $15,785 at December 31, 1995 and 1994, respectively. Accumulated amortization of goodwill (in thousands) was $1,609 and $504, at December 31, 1995 and 1994, respectively. Goodwill is amortized on a straight-line basis over 10 to 20 years. The Company evaluates the recoverability of intangible assets as well as the amortization periods to determine whether an adjustment to the carrying value is appropriate. The primary indicators of recoverability are the associated current and forecasted operating cash flows.

(G) ESTIMATED AUTO LIABILITY CLAIMS

     The Company assumes responsibility, subject to a deductible, per incident, under its auto liability insurance program and for property and bodily injury claims. The Company also assumes responsibility, subject to a deductible, per incident, under its vehicle collision damage and theft insurance policy. Losses are accrued as incurred.

(H) INCOME TAXES

     Each partner is individually responsible for reporting his share of federal taxable partnership income or loss. The companies operating in foreign jurisdictions are subject to corporate income tax in their respective jurisdictions. Accordingly, a provision for foreign corporate income taxes has been made for each company established in a foreign jurisdiction, where applicable. A provision for state income taxes is also made where applicable.

(I) ENVIRONMENTAL COSTS

     The Company's operations involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs by government agencies.

(J) FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign subsidiaries are translated into United States dollars at the current rates of exchange. Income and expenses are translated at the average rate of exchange in effect during the period. The related translation adjustments are reported as a separate component of equity. Foreign currency transaction gains and losses are included in determining net income.

(K) ADVERTISING

     The Company expenses the cost of advertising as incurred or the first time advertising takes place. No advertising costs were capitalized at December 31, 1995 or 1994. Advertising expense (in thousands) was $2,996, $1,209, and $2,219 for the years ended December 31, 1995, 1994, and 1993, respectively.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

(L) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(M) NEW ACCOUNTING STANDARD

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which became effective for fiscal years beginning after December 15, 1995. This standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. The Company believes that adoption of this standard will not have a material impact on the financial condition or operating results of the Company.

(N) RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 financial statements to conform to the presentation used in 1995.

(2)  BUSINESS AND CREDIT CONCENTRATIONS

     At December 31, 1995, the Company had 55 corporate owned vehicle rental locations including 28 in the United Kingdom, 22 in Germany, 4 in Switzerland and 1 in Austria. In addition to its corporate owned locations, the Company's licensee network operates 102 locations throughout Europe, including 86 locations in Germany. The industry in which the Company operates is highly seasonal.

     The Company places its cash and cash equivalents with high credit quality financial institutions. Trade receivables (in thousands) include $23,677 and $16,703 from travel agents and tour operators at December 31, 1995 and 1994, respectively. The Company holds minimum collateral in the form of cash, letters of credit, or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $12,442 and $7,409 from manufacturers at December 31, 1995 and 1994, respectively.

     The Company enters into repurchase programs with its vehicle suppliers. During model year 1995, the Company purchased approximately 61% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

(3)  REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1995       1994
                                                                       --------   --------
    Revenue earning vehicles.........................................  $156,113   $109,807
    Less accumulated depreciation....................................   (10,572)    (9,048)
                                                                       --------   --------
                                                                       $145,541   $100,759
                                                                       ========   ========

     Revenue earning vehicles with depreciated cost of $29 million and $34 million at December 31, 1995 and 1994, respectively, were acquired under programs which allow the Company to require counterparties to

                     GUY SALMON USA, LTD. AND SUBSIDIARIES
repurchase vehicles held for periods of up to 12 months. The Company estimates the future value of revenue earning vehicles under such repurchase programs to be $29 million and $33 million at December 31, 1995 and 1994, respectively. The agreements also contain varying mileage and damage limitations.

     The Company also leases vehicles under operating lease agreements, which requires the Company to provide normal maintenance and liability coverage. The agreements generally have terms of less than 12 months. Many agreements provide an option to terminate the leases early and allow the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates, and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges totaled (in thousands) $-0-, $168 and $-0-for the years ended December 31, 1995, 1994 and 1993, respectively. Gains (losses) on sales of revenue earning vehicles (in thousands) was $(2,130), $3,962 and $6,626 for the years ended December 31, 1995, 1994 and 1993, respectively.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                            DECEMBER 31,
                                                          -----------------      ESTIMATED
                                                           1995      1994       USEFUL LIVES
                                                          -------   -------   ----------------
    Leasehold improvements..............................  $ 3,905   $ 3,568         (1)
    Furniture, fixtures and equipment...................    5,094     4,287    up to 10 years
    Service vehicles....................................    1,300     1,164    up to 8 years
                                                          -------   -------
                                                           10,299     9,019
    Less accumulated depreciation and amortization......   (5,812)   (4,839)
                                                          -------   -------
                                                          $ 4,487   $ 4,180
                                                          =======   =======

(1) Shorter of the lease term or life of the assets, ranging from 10 to 20 years.

(5)  LEASES

     The Company leases real property and equipment under various operating leases with terms from 1 to 25 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of gross revenue amounts with a guaranteed minimum.

     Expenses under real property, equipment leases and airport agreements (excluding amounts charged through to customers) for the years ended December 31, 1995, 1994 and 1993 were as follows (in thousands):

                                                                   1995      1994     1993
                                                                  -------   ------   ------
    Real property...............................................  $ 5,042   $2,177   $1,852
    Equipment...................................................      650      153      128
    Airport concession and permit fees:
      Minimum fixed obligations.................................    2,952    1,546    1,265
      Additional amounts, based on gross revenue amounts........    2,331    1,005      970
                                                                  -------   ------   ------
                                                                  $10,975   $4,881   $4,215
                                                                  =======   ======   ======

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

     Future minimum lease obligations under noncancelable real property, equipment and airport agreements with initial terms in excess of one year at December 31, 1995 are as follows (in thousands):

                                                                 REAL      AIRPORT
                                                               PROPERTY   AGREEMENTS    TOTAL
                                                               --------   ----------   -------
    Year ending December 31:
              1996...........................................  $  1,225     $3,158     $ 4,383
              1997...........................................     1,047      2,115       3,162
              1998...........................................       893      1,010       1,903
              1999...........................................       819        424       1,243
              2000...........................................       819         --         819
              Thereafter.....................................     7,817         --       7,817
                                                                -------     ------     -------
                                                               $ 12,620     $6,707     $19,327
                                                                =======     ======     =======

(6)  NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1995       1994
                                                                       --------   --------
    Amounts under various uncommitted revolving lease facilities with financing institutions in Great Britain; secured by eligible vehicle collateral; interest is based on an as quoted basis
      dictated by market competition.................................  $126,874   $ 37,372
    Amounts outstanding to mature within six months; secured by eligible vehicle collateral; interest is based on an as quoted
      basis dictated by market competition...........................    30,214     35,325
    Amounts under deutsche mark (DM) 20,513,000 term loan and
      predecessor agreements; secured by eligible vehicle collateral and vehicle receivable balances; interest in based on FIBOR
      plus 125 basis points or ICM rate plus 150 basis points........    14,139      9,614
    Amounts under DM 21,500,000 revolving credit agreement with various maturity dates and amounts as follows (in thousands of
      U.S. dollars): 1995 -- $11,233; 1996 -- $835; 1997 -- $70; and,
      1998 -- $220; secured by eligible vehicle collateral and
      certain real property; interest ranging from 4.75% to 9.0%.....    11,368      9,439
    Other, including amounts to be financed after December 31 under
      various revolving credit facilities............................    11,341     14,713
                                                                       --------   --------
                                                                       $193,936   $106,463
                                                                       ========   ========

     Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.02%, 6.65% and 7.53% at December 31, 1995, 1994 and 1993, respectively.

     Alamo has guaranteed substantially all outstanding debt of GUSA Ltd.'s operating subsidiaries.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

(7)  OTHER DEBT

     Other debt consists of the following (in thousands):

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995      1994
                                                                         -------   -------
    Note payable to minority shareholder of consolidated subsidiary issued in connection with purchase agreement; secured by a
      portion of the outstanding stock of subsidiary; due March 1996...  $ 3,722   $ 5,322
    Term loan agreement with bank, interest at LIBOR plus 125 basis points, payable monthly; principal payable in quarterly
      installments of $331,000, due January 1999; secured by nonvehicle
      equipment, trade receivables and leasehold improvements..........    4,285     5,288
    Amounts under GBP 10,000,000 revolving credit commitment to expire
      December 21, 1996; interest is based on sterling LIBOR plus 125 basis points or base rate plus 125 basis points; secured by non-vehicle equipment, trade receivables and leasehold
      improvements; guaranteed by Alamo................................   11,431     9,708
    Other..............................................................       --     2,460
                                                                         -------   -------
                                                                         $19,438   $22,778
                                                                         =======   =======

     Certain of the other debt agreements contain various restrictive covenants, including provisions relating to incurrence of additional indebtedness.

     The effective interest rate on other debt was 7.18%, 6.63% and 7.38% at December 31, 1995, 1994 and 1993, respectively.

     The aggregate maturities of other debt at December 31, 1995 are as follows (in thousands):

    YEAR ENDING DECEMBER 31:
    ---------------------------------------------------------------------------
    1996.......................................................................  $16,477
    1997.......................................................................    1,324
    1998.......................................................................    1,324
    1999.......................................................................      313
                                                                                 -------
                                                                                 $19,438
                                                                                 =======

(8)  RELATED PARTY TRANSACTIONS

     The Company provides marketing services to Alamo which are billed at cost plus 15 percent. In addition to the companies described in note 1(a), the ownership and management of the Company is substantially the same as a tour company which arranges certain vehicle rentals through the Company.

     The following table summarizes business transactions with affiliated companies for the years ended December 31, 1995, 1994 and 1993 (in thousands):

                                                                    1995     1994     1993
                                                                   ------   ------   ------
    Selling, general and administrative..........................  $2,878   $2,888   $2,274
                                                                   ======   ======   ======
    Interest expense.............................................  $2,117   $1,015   $1,212
                                                                   ======   ======   ======
    Other revenue................................................  $3,750   $2,530   $3,107
                                                                   ======   ======   ======

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

(9)  INCOME TAXES

     As described in note 1(h), a tax provision is provided for each company that is subject to corporate income taxes. The tax effects of temporary differences that give rise to significant portions of the deferred assets and liabilities are as follows (in thousands):

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1995      1994      1993
                                                                -------   -------   -------
    Deferred tax assets:
      Net operating loss carryforwards........................  $ 8,703   $ 6,572   $ 5,264
      Property and equipment, principally due to differences
         in depreciation......................................       --       823        --
                                                                -------   -------   -------
              Total gross deferred tax assets.................    8,703     7,395     5,264
    Less valuation allowance..................................   (7,938)   (7,395)   (5,142)
                                                                -------   -------   -------
              Net deferred tax assets.........................      765        --       122
    Deferred tax liabilities:
      Property and equipment, principally due to differences
         in depreciation......................................      765        --       122
                                                                -------   -------   -------
              Total gross deferred tax liabilities............      765        --       122
                                                                -------   -------   -------
              Net deferred tax liability......................  $    --   $    --   $    --
                                                                =======   =======   =======

     As of December 31, 1995, 1994 and 1993, the Company had foreign net operating loss carryforwards available to offset future taxable income (in thousands) of $21,300, $17,500 and $15,200, respectively. The income tax benefit associated with the net operating loss carryforwards has been fully offset by a valuation allowance in the accompanying financial statements. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

     As a matter of policy, the board of directors declares capital distributions or dividends to allow payments for the owners' income taxes on the Company's earnings.

(10)  ACQUISITION

     Effective December 31, 1994, the Company acquired approximately 75% of the outstanding capital stock of Dose and Peters, GmbH, a German company with car rental operations in Germany for DM 21.3 million ($13.7 million). The purchase price consisted of cash in the amount of DM 8.3 million ($5.4 million), the assumption of net liabilities of DM 7.6 million ($4.9 million) and a note payable due in December 1995 (subsequently extended to April 1996) of DM 5.4 million ($3.5 million). The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. The excess of the purchase price over the fair values of acquired assets and liabilities amounted to approximately DM 21.3 million ($13.7 million), which has been accounted for as goodwill and is being amortized over 15 years using the straight-line method.

     On April 19, 1996, the Company reached an agreement with the minority shareholder of Dose and Peters GmbH whereby the minority shareholder's obligation to fund his proportionate share of the losses incurred in 1995 was forgiven in exchange for a dilution of the minority shareholder's investment to approximately 16%. This resulted in the Company's recognition of the Dose and Peters, GmbH 1995 loss of DM 17.5 million ($12.2 million). The minority shareholder also agreed to fund up to DM 960,000 of 1996 calendar year losses.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

     Pursuant to the shareholders agreement, if additional funds are required for the business of the Company, each shareholder, if requested, shall contribute their respective share. If a shareholder fails to meet a required contribution, the contributing shareholder may either elect to treat his contribution as a loan or receive additional shares. From the date of the purchase agreement to December 1, 1997, the value of Dose and Peters is deemed to be DM 25,000,000, or as may be unanimously agreed to by the shareholders at least annually. If no value is agreed to by the shareholders for an annual period when a value must be determined, the value shall continue to be the last value established by the shareholders.

     Pursuant to the purchase agreement, from December 1, 1997 through November 30, 2000 the Company may elect to purchase the minority shareholders' interests or the minority shareholder may elect to have the Company purchase his interest. Such agreement provides that the value of the acquired company will be DM 50,000,000 for purposes of the Company's election and will be DM 16,666,667 for purposes of the minority shareholders' election.

     Pro forma unaudited consolidated operating results of the Company and Dose and Peters, GmbH for the years ended December 31, 1994 and 1993, assuming the acquisition had been made as of the beginning of the periods presented, are summarized below (in thousands):

                                                                          1994      1993
                                                                         -------   -------
    Revenue............................................................  $96,665   $80,343
                                                                         =======   =======
    Net income (loss)..................................................  $(1,795)  $ 2,009
                                                                         =======   =======

     These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 1993, nor are they necessarily indicative of future operating results.

(11)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, receivables, due to affiliates, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments. The carrying amount of notes payable and other debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

     Fair value estimates are made at a specific point in time, based on the relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(12)  COMMITMENTS AND CONTINGENCIES

     The Company has entered into agreements with vehicle manufacturers under which ultimate realization of incentives is dependent on attaining certain volume purchase and vehicle mix requirements.

     The Company, along with Alamo and certain other affiliates, entered into management agreements with Rising Moon, an entity controlled by the majority shareholder of Alamo. Commencing January 1, 1996, Rising Moon will provide strategic market planning, executive resource management, oversight and steering, legal consulting and certain other services to the Company, Alamo and affiliated companies. In consideration for these services, the Company, Alamo and affiliated companies will pay an aggregate base amount of $6 million in 1996 (which amount will be increased annually by 5%), and a payment of 13.4% of combined net profit before taxes, as defined, subject to certain adjustments. The agreements will terminate on June 30, 2006, subject to one-year renewals, and upon certain other events.

                     GUY SALMON USA, LTD. AND SUBSIDIARIES

     The Company is party to various claims and legal actions involving automobile liability and personal injury claims, employee grievances, trade practices and other matters arising in the ordinary course of business. In some cases, plaintiffs are seeking compensatory and punitive damages. It is the opinion of management that ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

(13)  SUBSEQUENT EVENTS

     On February 12, 1996, the Company, along with Alamo and certain other affiliates, completed their offering of $100 million of 11.75% Senior Notes due January 31, 2006 ("Senior Notes") on Form S-1 with the Securities and Exchange Commission. Semiannual interest payments are due January 31 and July 31 of each year commencing July 31, 1996. The senior notes are unsecured joint and several obligations of the Company and these affiliates.

     On November 25, 1996, the Company and certain affiliated entities entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $625 million and will be accounted for under the pooling of interests method of accounting. On November 26, 1996, the Company, along with Alamo and certain affiliates announced a tender offer for all outstanding $100 million Senior Notes due January 31, 2006.